October 13, 2010 Sharp Performance, Inc. 12 Fox Run Sherman, CT 06784-174 Gentlemen:

You have requested our opinion, as counsel for Sharp Performance, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (the “Registration Statement ”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”).

The Registration Statement relates to 38,500 shares of our common stock, which were issued in connection with the private placement conducted between July 6, 2008 and September 16, 2008, being registered for resale for the benefit of the security holders named in the Registration Statement.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling security holders will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interest of Named Expert and Counsel” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

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